Exhibit 10.13

Corn Purchase Letter of Intent

          Buyer:       Shanghai Yihai Trading Co., Ltd., Shanxi Office
          Supplier:   Jinzhong Yuliang Agricultural Trading Co. Limited

          This CORN PURCHASE LETTER OF INTENT (No.YL2009-001) (“Letter of Intent”) is entered into this 20th day of December, 2009 in Taiyuan City, Shanxi Province, by and between Shanghai Yihai Trading Co., Ltd., Shanxi Office (“Party A”) and Jinzhong Yuliang Agricultural Trading Co., Limited (“Party B”).

          The parties hereto desire to enter into this Letter of Intent to define and set forth the terms and conditions of the corn purchase transaction in 2010 and 2011 between Party A and Party B

          Commodity Specifications

Year	Name	Place of production	Specification and Model	Quantity	Unit	Unit price	Total price
2010	Corn	Yuci	-	250,000.00	Ton	Market price	-
2011	Corn	Yuci	-	500,000.00	Ton	Market price	-

          Buyer hereby promises to purchase the abovementioned commodities in such specification, and except as otherwise agreed upon by both parties, Supplier shall be responsible for providing amount of commodities.

          Purchase Price

          The purchase price shall be determined based on the prevailing market price. Buyer shall deliver two copies of the “Notice Regarding the Corn Purchase Price by Shanghai Yihai Trading Co., Ltd., Shanxi Office” to Supplier. Upon receipt of such notice, Supplier shall sign, seal and retain one copy, and deliver the other signed copy to Buyer. Buyer hereby promises that under any market condition the Supplier’s profit margin shall be no less than RMB60 per ton.

          Commodity Quality Standard

          Under GB1353-2009 Standard Level II: Test weight ≥ 685g/L, Percentage of unsound kernel ≤ 6.0%, Mildew percentage ≤ 2.0%, Percentage of foreign matter ≤ 1.0%, Percentage of water ≤ 14.0%, as well as normal color and scent.

          Mode of Supply

          1.  Supplier shall be responsible for the costs and expenses in connection with the reservation of corns purchased by Buyer;
          2.   Buyer shall send out purchase orders to Supplier ten (10) days in advance of the purchase;
          3.  Buyer shall be solely responsible for the transportation of commodities from Supplier’s warehouse and bear all the cost and expenses;
          4.   Supplier shall provide all the necessary packaging bags with no charge or retrieval;
          5.   Checking standard before acceptance shall be the same as the “Commodity Quality Standard” as mentioned above.

          Method and Time of Payment

          Buyer shall pay a 20% advance to Supplier within three (3) days after confirmation of the purchase order; The balance shall be due within two (2) months after acceptance of the commodity and receipt of the value added tax invoice.

          Miscellaneous

          1.  Buyer shall have the right to supervise the purchase and EX-warehouse process by Supplier and provide improvement advice on each sector; and
          2.  Supplier shall complete all the required registration, reporting and other related proceedings in time.
          3.  This Letter of Intent is executed in two (2) copies with each party holding one copy;

   Buyer:    Shanghai Yihai Trading Co., Ltd., Shanxi Office (SEAL)

Supplier:   Jinzhong Yuliang Agricultural Trading Co., Limited (SEAL)

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